Exhibit 10.1

EXECUTION COPY

SEPARATION AND CONSULTING AGREEMENT

This SEPARATION AND CONSULTING AGREEMENT (this “Agreement”), dated as of October 31, 2018, is made and entered by and among Robert Andrew Marshall, an individual residing at 108 Washington Avenue, Chatham, New Jersey 07928 (“Marshall”), Roseland Residential Trust, a Maryland business trust (the “Company”), with offices in care of Mack-Cali Realty Corporation, a Maryland corporation, at Harborside 3, 210 Hudson Street, Suite 400, Jersey City, New Jersey 07311, and, solely for purposes of Sections 3 and 9 hereof, Mack-Cali Realty Corporation, a Maryland corporation (“Mack-Cali”), at Harborside 3, 210 Hudson Street, Suite 400, Jersey City, New Jersey 07311.

WHEREAS, the Company and Marshall are parties to that certain Executive Employment Agreement, dated as of April 15, 2016 (the “Employment Agreement”);

WHEREAS, in connection with Marshall’s employment with the Company, Mack-Cali and Marshall have entered into (i) that certain 2016 Time-Based Long-Term Incentive Plan Award Agreement, dated as of March 8, 2016 (the “2016 Time-Based LTIP Agreement”), pursuant to which Mack-Cali granted to Marshall 22,120 time-based Long-Term Incentive Plan Awards (the “2016 Time-Based LTIP Awards”) under the Mack-Cali Realty Corporation 2013 Incentive Stock Plan (the “Plan”) and subject to the terms and conditions set forth in the 2016 Time-Based LTIP Agreement; (ii) that certain 2016 Performance-Based Long-Term Incentive Plan Agreement, dated as of March 8, 2016 (the “2016 Performance-Based LTIP Agreement” and, together with the 2016 Time-Based LTIP Agreement, the “2016 LTIP Agreements”), pursuant to which Mack-Cali granted to Marshall 35,697 performance-based Long-Term Incentive Plan Awards (the “2016 Performance-Based LTIP Awards” and, together with the 2016 Time-Based LTIP Awards, the “2016 LTIP Awards”) under the Plan and the 2016 Outperformance Plan and subject to the terms and conditions set forth in the 2016 Performance-Based LTIP Agreement; (iii) that certain 2017 Time-Based Long-Term Incentive Plan Award Agreement, dated as of April 4, 2017 (the “2017 Time-Based LTIP Agreement”), pursuant to which Mack-Cali granted to Marshall 4,449 time-based Long-Term Incentive Plan awards (the “2017 Time-Based LTIP Awards”) under the Plan and subject to the terms and conditions set forth in the 2017 Time-Based LTIP Agreement; (iv) that certain 2017 Performance-Based Long-Term Incentive Plan Award Agreement, dated as of April 4, 2017 (the “2017 Performance-Based LTIP Agreement” and, together with the 2017 Time-Based LTIP Agreement, the “2017 LTIP Agreements”), pursuant to which Mack-Cali granted to Marshall 13,473 performance-based Long-Term Incentive Plan awards (the “2017 Performance-Based LTIP Awards” and, together with the 2017 Time-Based LTIP Awards, the “2017 LTIP Awards”) under the Plan and the 2017 Outperformance Plan and subject to the terms and conditions set forth in the 2017 Performance-Based LTIP Agreement; (v) that certain 2018 Time-Based Long-Term Incentive Plan Award Agreement, dated as of April 20, 2018 (the “2018 Time-Based LTIP Agreement”), pursuant to which Mack-Cali granted to Marshall 11,799 time-based Long-Term Incentive Plan awards (the 2018 Time-Based LTIP Awards”) under the Plan and subject to the terms and conditions set forth in the 2018 Time-Based LTIP Agreement; and (vi) that certain 2018 Performance-Based Long-Term Incentive Plan Award Agreement, dated as of April 20, 2018 (the “2018 Performance-Based LTIP Agreement, and together with the 2018 Time-Based LTIP Agreement, the “2018 LTIP Agreements”; the 2018 LTIP Agreements, the 2017 LTIP Agreements, and the

2016 LTIP Agreements, collectively, the “Award Agreements”), pursuant to which Mack-Cali granted to Marshall 22,676 performance-based Long-Term Incentive Plan Awards (the “2018 Performance-Based LTIP Awards” and, together with the 2018 Time-Based LTIP Awards, the “2018 LTIP Awards”) under the Plan and the 2018 Outperformance Plan and subject to the terms and conditions set forth in the 2018 Performance-Based LTIP Agreement;

WHEREAS, the Company and Marshall mutually agree that Marshall’s employment with the Company pursuant to the Employment Agreement shall terminate, effective as of October 31, 2018 (the “Termination Date”);

WHEREAS, following the termination of Marshall’s employment with the Company, the Company desires to engage Marshall as a consultant to perform the Consulting Services (as defined below) for the Company and Mack-Cali during the Consulting Period (as defined below), and Marshall desires to perform the Consulting Services for the Company and Mack-Cali during the Consulting Period, on the terms and conditions set forth herein; and

WHEREAS, the Executive Compensation and Option Committee (the “Committee”) of the Board of Directors of Mack-Cali (the “Board of Directors”) has determined that the performance by Marshall of the Consulting Services for the Company and Mack-Cali during the Consulting Period in accordance with the terms and conditions of this Agreement shall constitute Continuous Service (as such term is defined in the 2016 Time-Based LTIP Agreement or the 2016 Performance-Based LTIP Agreement, as applicable) for purposes of the vesting requirements for the 2016 Time-Based LTIP Awards granted to Marshall under the 2016 Time-Based LTIP Agreement and the Vested 2016 Performance-Based LTIP Awards (as defined below) granted to Marshall under the 2016 Performance-Based LTIP Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Marshall and the Company, intending to be legally bound, hereby agree as follows:

1.                                      Termination of Employment Agreement.  Subject to the terms and conditions of this Agreement, the Employment Agreement is hereby terminated, effective as of the Termination Date.  From and after the Termination Date, the Employment Agreement shall be of no further force or effect, and the rights and obligations of the parties thereto shall terminate, except for (a) the rights and obligations of the parties thereto set forth in Section 11 thereof (Confidential Information), which shall survive in accordance with its terms and conditions, (b) the rights and obligations of the parties thereto set forth in Section 13 thereof (Noncompete; Non-Solicitation; Non-Disparagement), which shall survive in accordance with its terms and conditions (it being hereby acknowledged and agreed by Marshall that all conditions to the applicability of the restrictive covenants set forth therein during any applicable period after the Termination Date specified therein (as modified herein) have been satisfied), provided that (i) the rights and obligations set forth in subsection (a) thereof (Noncompete) are amended so that they shall (A) survive only for the duration of the Consulting Period and (B) be limited to prohibit Marshall from engaging only in the development of multi-family projects of similar scale and quality to the projects in the Company’s portfolio (excluding age-restricted living developments) in any of the locations set forth in Appendix I hereto, (ii) the rights and obligations set forth in subsection (d) thereof (Non-Solicitation) shall survive for a one (1) year period after the Termination Date, and (iii) the rights and obligations set forth in subsection (e) thereof (Non-Disparagement) shall not survive and shall be superseded by the rights and obligations set forth in Section 9 hereof, and (c) the rights and obligations of the parties thereto set forth in Section 15(g) thereof (Indemnification), which shall survive in accordance with its terms and conditions (the provisions described in clauses (a) through (c) above, collectively, the “Surviving Provisions”).  The Surviving Provisions are incorporated herein by reference.

2.                                      Separation Payments.  In connection with Marshall’s separation from the Company, in recognition of Marshall’s service to the Company, and in full and final satisfaction of any and all amounts due or that could be due to Marshall prior to or on the Termination Date, whether pursuant to the Employment Agreement, any of the Award Agreements, or otherwise, the Company shall make the following payments to Marshall, upon the terms and subject to the conditions set forth herein:

(a)                                 Base Salary.  The Company shall pay Marshall any accrued but unpaid Annual Base Salary (as defined in the Employment Agreement) through the Termination Date, at the rate in effect immediately prior to the date of this Agreement, payable as and when such Annual Base Salary would otherwise be payable under the Company’s normal payroll schedule.  For the avoidance of doubt, Marshall shall not be entitled to receive an Annual Bonus (as defined in the Employment Agreement) for 2018 or any subsequent calendar years.

(b)                                 Expense Reimbursement.  The Company shall reimburse Marshall for any actual unpaid or unreimbursed expenses incurred by Marshall prior to the Termination Date in accordance with Company policy, a list of which has been provided by Marshall to the Company prior to or concurrently with the execution and delivery of this Agreement.

(c)                                  Health Insurance.  From and after the Termination Date, Marshall shall have the right to elect continuation coverage under the Company’s health, medical, flex, dental and vision plans in which Marshall currently participates in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended or otherwise.  If Marshall elects such continuation coverage, the Company shall make all premium payments on behalf of Marshall and his eligible dependents through January 31, 2019.  If such coverage continues beyond such date, Marshall shall be fully responsible for all premium payments from and after such date.

(d)                                 Withholdings.  It is understood and agreed that all payments under this Agreement shall be subject to all required deductions and withholdings.

3.                                      Treatment of Equity Awards.

(a)                                 2016 Time-Based LTIP Awards.  Notwithstanding anything to the contrary in the 2016 Time-Based LTIP Agreement (including, without limitation, Section 5(b) thereof), all 22,120 of the 2016 Time-Based LTIP Awards (the “Vested 2016 Time-Based Awards”) shall continue to vest during the Consulting Period and shall vest in full on the earliest to occur of (i) March 8, 2019, (ii) Marshall’s death or (iii) the termination of Marshall’s consultancy by the Company for any reason other than for Cause (as defined below) at any time prior to the expiration of the Consulting Period (the earliest date described in clauses (i) through (iii) above, the “Vesting Date”), in each case, subject to Marshall’s Continuous Service (as defined in the 2016 Time-Based LTIP Agreement, as modified herein) through and including the applicable Vesting Date.  For the avoidance of doubt, (A) none of the 2016 Time-Based LTIP Awards shall be accelerated or shall vest on the Termination Date and (B) in the event that Marshall’s consultancy is terminated by the Company for Cause at any time prior to the applicable Vesting Date, all of the 2016 Time-Based LTIP Awards shall automatically be forfeited and become null and void, without payment of any consideration therefor, effective as of the date of such termination.  Notwithstanding anything to the contrary in Section 5(a) of the 2016 Time-Based LTIP Agreement, the provisions of this Section 3(a) shall supersede the provisions of Section 5(b) of the 2016 Time-Based LTIP Agreement and shall exclusively govern the treatment of the 2016 Time-Based LTIP Awards.  The Parties acknowledge and agree that execution of the Supplemental Release (as defined below) in accordance with the terms and conditions of this Agreement shall satisfy the requirements of Section 5(d)(i) of the 2016 Time-Based LTIP Agreement.  For purposes of this Agreement, the performance by Marshall of the Consulting Services during the Consulting Period shall constitute “Continuous Service” for purposes of the vesting of the Vested 2016 LTIP Awards (as defined below).

(b)                                 2016 Performance-Based LTIP Awards.  Notwithstanding anything to the contrary in the 2016 Performance-Based LTIP Agreement (including, without limitation, Sections 4 and 5 thereof), (i) of the total 35,697 2016 Performance-Based LTIP Awards granted to Marshall thereunder, 28,880 of the 2016 Performance-Based LTIP Awards (the “Vested 2016 Performance-Based Awards” and, together with the Vested 2016 Time-Based LTIP Awards, the “Vested 2016 LTIP Awards”), shall continue to vest during the Consulting Period and shall vest on the Vesting Date, subject to Marshall’s Continuous Service (as defined in the 2016 Performance-Based LTIP Agreement, as modified herein) through and including the applicable Vesting Date (it being understood that all of the 2016 Performance-Based LTIP Awards shall vest on such date, whether or not the applicable performance-based vesting criteria set forth in Section 4 of the 2016 Performance-Based LTIP Agreement are satisfied as of such date), and (ii) the remaining 6,817 of the 2016 Performance-Based LTIP Awards that do not constitute Vested 2016 Performance-Based LTIP Awards (the “Forfeited 2016 Performance-Based LTIP Awards”) shall automatically be forfeited and become null and void, without payment of any consideration therefor, effective as of the Termination Date.  For the avoidance of doubt, (A) none of the 2016 Performance-Based LTIP Awards shall be accelerated or shall vest on the Termination Date and (B) in the event that Marshall’s consultancy is terminated by the Company for Cause at any time prior to the applicable Vesting Date, all of the 2016 Performance-Based LTIP Awards shall automatically be forfeited and become null and void, without payment of any consideration therefor, effective as of the date of such termination.  Notwithstanding anything to the contrary in Section 5(a) of the 2016 Performance-Based LTIP Agreement, the provisions of this Section 3(b) shall supersede the provisions of Section 5(b) of the 2016 Performance-Based LTIP Agreement and shall exclusively govern the treatment of the 2016 Performance-Based LTIP Awards.  The Parties acknowledge and agree that execution of the Supplemental Release in accordance with the terms and conditions of this Agreement shall satisfy the requirements of Section 5(f)(i) of the 2016 Performance-Based LTIP Agreement.

(c)                                  Purchase of Vested 2016 LTIP Awards.

(i)                                     On the earliest to occur of (A) March 11, 2019, (B) five (5) business days after the Company receives written notice of Marshall’s death or (C) the date on which Marshall’s consultancy is terminated by the Company for any reason other than for Cause prior to the expiration of the Consulting Period (the earliest date described in clauses (A) through (C) above, the “Closing Date”), Mack-Cali shall purchase from Marshall, and Marshall shall sell, assign, transfer and deliver to Mack-Cali, all of the Vested 2016 LTIP Awards, for an aggregate purchase price equal to the product of (x) the total number of Vested 2016 LTIP Awards (which, for the avoidance of doubt, shall amount to a total of 51,000, consisting of 22,120 of the Vested 2016 Time-Based Awards and 28,880 of the Vested 2016 Performance-Based Awards) multiplied by (y) the Fair Market Value (as defined below) of the 2016 LTIP Awards, payable in cash (the “Purchase Price”), upon the terms and subject to the conditions set forth in this Section 3(c).

(ii)                                  On the Closing Date, (A) Mack-Cali shall pay to Marshall the Purchase Price, by certified or official bank check or by wire transfer of immediately available funds to a bank account designated by Marshall in writing at least two (2) business days prior to the Closing Date, and (B) Marshall shall execute and deliver to Mack-Cali such documents and instruments (including, without limitation, any instruments of transfer in respect of the Vested 2016 LTIP Awards) as may reasonably be requested by Mack-Cali in order to consummate the transactions contemplated by this Section 3(c).

(iii)                               Without limiting the provisions of Section 3(c)(ii), as a condition precedent to any purchase and sale of the Vested 2016 LTIP Awards pursuant to this Section 3(c), Marshall shall represent and warrant to Mack-Cali that, as of the Closing Date, (1) Marshall has full right, title and interest in and to all of the Vested 2016 LTIP Awards, (2) none of the Vested 2016 LTIP Awards have been sold, assigned or otherwise transferred by Marshall to any person and (3) all of the Vested 2016 LTIP Awards are free and clear of any liens, mortgages, pledges, security interests, encumbrances or other restrictions or limitations whatsoever (other than those arising under this Agreement or the 2016 LTIP Agreements).  Marshall further acknowledges and agrees that his execution and delivery to the Company of the Supplemental Release is an express condition to the payment of the Purchase Price for the Vested 2016 LTIP Awards pursuant to this Section 3(c), and that if he fails to execute and deliver to the Company the Supplemental Release in accordance with the terms and conditions of this Agreement, or if he revokes the Supplemental Release during the period specified therein, he shall not be entitled to receive or keep the payments set forth in this Section 3(c) and shall be required to refund all such payments to the Company immediately thereafter.

(iv)                              For the purposes of this Agreement, the term “Fair Market Value” means, with respect to any 2016 LTIP Award, an amount equal to (i) the average closing price per share of the common stock, $0.01 par value per share, of Mack-Cali (the “Mack-Cali Common Stock”), as reported on the New York Stock Exchange or, if the

Mack-Cali Common Stock is not then listed on the New York Stock Exchange, on the principal United States national or regional securities exchange on which the Mack-Cali Common Stock is then listed, for the period of five (5) trading days through and including the applicable Vesting Date, (ii) if the Mack-Cali Common Stock is not then listed on any United States national or regional securities exchange, the fair market value of the Mack-Cali Common Stock as of the Closing Date, as determined by the Board of Directors in good faith, or (iii) if a Change of Control (as defined in the 2016 LTIP Agreements) has occurred prior to the Closing Date, the amount per share paid or distributed in respect of the Mack-Cali Common Stock pursuant to such Change of Control.

(v)                                 For the purposes of this Agreement, the term “Cause” means (i) willful and continued failure by Marshall to use best efforts to substantially perform the Consulting Services (other than such failure resulting from Marshall’s incapacity due to physical or mental illness) for a period of thirty (30) days after a written demand for substantial performance is delivered by the Company specifically identifying the manner in which the Company believes Marshall has not substantially performed the Consulting Services, (ii) any willful and continued breach by Marshall of any of his obligations under Section 11, Section 13(a) or Section 13(d) of the Employment Agreement (in the case of Sections 13(a) and 13(d) of the Employment Agreement, as modified herein) or Section 9 of this Agreement, in each case, for a period of thirty (30) days after a written notice of breach is delivered by the Company specifically identifying the manner in which the Company believes Marshall has breached his obligations under such provisions, (iii) any act of fraud, embezzlement, misappropriation or misuse for personal benefit of the assets or property of the Company, or (iv) a conviction or a plea of “guilty” or “no contest” to a felony under the laws of the United States or any state thereof.  No act, or failure to act, on Marshall’s part shall be considered “willful” unless done, or omitted to be done, by him intentionally, not in good faith and with the belief that his action or omission was contrary to the interests of the Company.  Any determination of Cause will be made by the Board at a duly held meeting of the Board (held after reasonable notice to Marshall and reasonable opportunity for him, together with his counsel, to be heard before the Board at the meeting) and pursuant to resolutions duly adopted by the affirmative vote of the majority of the Board present and voting at such meeting finding that, in the good faith opinion of the Board after reasonable investigation, Marshall has engaged in acts or omissions constituting Cause, provided that no such determination may be made until Marshall has been given written notice detailing the specific Cause event and, where applicable, the lapsing of any applicable cure period specified above.

(d)                                 Other Awards.  Marshall hereby acknowledges and agrees that, other than the Vested 2016 LTIP Awards, any and all equity awards granted to Marshall by the Company or Mack-Cali, including, without limitation, the Forfeited 2016 Performance-Based LTIP Awards, the 2017 LTIP Awards and the 2018 LTIP Awards, shall expire and be immediately forfeited and cancelled in their entirety, without payment of any consideration therefor, effective as of the Termination Date, and neither Marshall nor any of his successors, heirs, assigns or personal representatives shall thereafter have any further rights thereto or interests therein.

4.                                   Waiver of Other Compensation and Benefits.  Marshall hereby acknowledges and agrees that, except for the payments and benefits expressly provided for in Section 2 and Section 3, Marshall shall not be entitled to receive any other compensation, payments or benefits from the Company, Mack-Cali or any of the Company Releasees (as defined below), of any kind or nature whatsoever, whether under applicable law or pursuant to the Employment Agreement, any of the Award Agreements or any other employee benefit plan in which Marshall was a participant on or prior to the Termination Date (collectively, the “Prior Agreements”), with respect to salary, severance pay, fringe benefits, vacation pay, bonuses, incentive compensation, sick pay, insurance, disability insurance, medical benefits, tax reimbursement, paid or unpaid leave, severance, vesting of equity awards, performance award or payments or any other allowance, payment, grant, award or benefit of any nature or description; provided, however, that nothing herein shall affect (a) Marshall’s rights under Section 15(g) of the Employment Agreement or rights to indemnification, advancement of expenses, defense or reimbursement pursuant to any applicable directors’ and officers’ liability insurance policies or any similar insurance policies, the Second Amended and Restated Bylaws of Mack-Cali Realty Corporation, as amended (the “Bylaws”), or applicable law, (b) Marshall’s rights to any 401(k) plan or other vested benefits due to Marshall pursuant to the terms and conditions of any employee benefit plan in which Marshall was a participant on or prior to the Termination Date (but, for the avoidance of doubt, not including the Employment Agreement or any of the Award Agreements), (c) any benefits that are due or may be due to Marshall under any health, dental, vision, medical, flex and welfare plan of Mack-Cali in which Marshall was a participant on or prior to the Termination Date or (d) any compensation or benefits for the performance of the Consulting Services to which Marshall may be entitled pursuant to Section 8.

5.                                      Releases.

(a)                                 As a condition precedent to Marshall’s receipt of the payments and benefits provided for in this Agreement, Marshall (i) shall execute and deliver to the Company, within twenty-one (21) days after the Effective Date, a release in the form attached hereto as Exhibit A (the “Release”), releasing any and all claims Marshall may have against the Company and/or any of the Company Releasees through and including the Termination Date, and (ii) shall not revoke the Release within the time period specified therein.  Marshall hereby acknowledges and agrees that if Marshall fails to execute and deliver to the Company the Release within the 21-day period specified in this Section 5(a) or revokes the Release within the time period specified therein, Marshall shall have no right to receive any payments or benefits provided for in this Agreement and this Agreement shall terminate and have no force and effect.

(b)                                 Without limiting the generality of the provisions of Section 5(a), as a condition precedent to Marshall’s receipt of the Purchase Price pursuant to Section 3(c) and the payments and benefits provided for in Section 8 below, Marshall (i) shall execute and deliver to the Company, on or prior to the Closing Date, a supplemental release in the form attached hereto as Exhibit B (the “Supplemental Release”), releasing any and all claims Marshall may have against the Company and/or any of the Company Releasees through and including the Closing Date, and (ii) shall not revoke the Release within the time period specified therein.  Marshall hereby acknowledges and agrees that if Marshall fails to execute and deliver to the Company the

Supplemental Release prior to the Closing Date, or revokes the Release within the time period specified therein, Marshall shall have no right to receive the Purchase Price pursuant to Section 3(c) or any payments or benefits provided for in Section 8 below and this Agreement (including, without limitation, Section 8) shall terminate and have no further force and effect.

6.                                      General Release; Covenant Not to Sue.

(a)                                 General Release.  In further consideration of the covenants undertaken herein by the Company, including the payments and benefits described in Sections 2 and 3 herein, Marshall hereby waives, releases and forever discharges the Company, Mack-Cali and all of their respective predecessors, parents, subsidiaries, affiliates and related companies, and all of their respective past and present employees, directors, officers, members, attorneys, representatives, insurers, agents, shareholders, successors and assigns (individually and collectively, the “Company Releasees”), from and with respect to any and all legally waivable claims, liabilities, obligations, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief (collectively, “Claims”), of whatever kind or nature, whether known or unknown, in law or in equity, by contract, tort or pursuant to federal, state or local statute, regulation, ordinance or common law, which Marshall now has, or ever had, based upon or arising from any fact or set of facts, whether known or unknown to Marshall, from the beginning of time until the Termination Date.  Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right asserted or which could have been asserted by Marshall against the Company, Mack-Cali, and/or any of the Company Releasees based upon or arising under any federal, state or local tort, fair employment practices, equal opportunity, or wage and hour laws, including, but not limited to, the common law of the State of New York and the State of New Jersey, Title VII of the Civil Rights Act of 1964, the New York State Human Rights Law, the New York City Human Rights Law, the Americans with Disabilities Act, the Age Discrimination in Employment Act, 42 U.S.C. Section 1981, the Older Workers Benefit Protection Act, the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, the New York Labor Law, the New Jersey Law Against Discrimination, the New Jersey Wage and Hour Law, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act, and the Employee Retirement Income Security Act of 1974, including all amendments thereto.  Notwithstanding the generality of the foregoing, nothing in this Agreement constitutes a release or waiver by Marshall of (i) any claim or right that may arise after the Termination Date, (ii) any claim or right Marshall may have under this Agreement, (iii) any claim or right Marshall may have in connection with the performance of the Consulting Services, (iv) Marshall’s right to receive benefits under Mack-Cali’s 401(k), employee benefit plans or pension plans, if any, that either (A) have accrued or vested prior to the Termination Date or (B) are intended, under the terms of such plans, to survive Marshall’s separation from the Company, (v) any benefits that are due or may be due to Marshall under any health, dental, vision, medical, flex and welfare plan of Mack-Cali in which Marshall was a participant on or prior to the Termination Date or (vi) any claim or right that Marshall may have under Section 15(g) of the Employment Agreement or to indemnification, advancement, defense or reimbursement pursuant to any applicable directors’ and officers’ liability insurance policies or any similar insurance policies, the Bylaws, or applicable law.

(b)                                 Representations; Covenant Not to Sue.  Marshall hereby represents and affirms that (i) neither Marshall nor any person, organization or entity acting on his behalf has commenced, maintained, prosecuted or participated in any complaint, claim or action against the Company, Mack-Cali or any of the Company Releasees, in any court or before any administrative, investigative or arbitral body or agency, (ii) there is no outstanding claim or demand for relief against the Company, Mack-Cali or any of the Company Releasees by Marshall or any person, organization, or entity acting on Marshall’s behalf, and (iii) neither Marshall nor any person, organization or entity acting on his behalf will in the future commence, maintain, prosecute or participate in any complaint, claim of any nature or description or action, against the Company, Mack-Cali or any of the Company Releasees for any claim released herein, in any court or before any administrative, investigative or arbitral body or agency.  Notwithstanding the foregoing, this Section 6 does not extend to those rights which as a matter of law cannot be waived.

(c)                                  No Admission of Liability.  Neither this Agreement nor anything contained herein shall constitute or be used or construed as an admission or evidence of any liability or wrongdoing whatsoever by or attributable to Marshall, the Company, Mack-Cali or any of the Company Releasees. The Company and the Company Releases, on the one hand, and Marshall, on the other hand, deny any liability whatsoever to the other party and/or that the Company and the Company Releases, on the one hand, and Marshall, on the other hand, have violated any agreement with the other party or any duty or obligation owed the other party, derived from any source whatsoever, whether statutory, regulatory, contractual or otherwise.  Neither this Agreement nor anything contained herein shall be introduced in any proceeding in any forum of any nature or description, except to enforce this Agreement or to defend against any claim relating to the subject matter of the releases contained herein, or as required by court order, subpoena or other legal process.

7.                                      Return of Company Property.  Prior to or on the Effective Date, or at any other time as may be requested by the Company, Marshall shall (a) deliver to the Company all Company property in his possession, including, without limitation, all keys, credit cards, if any, ID cards, and any laptops, phones or other electronic devices issued or provided by the Company or Mack-Cali, and (b) return or destroy any and all original and duplicate copies of all his work product and of files, calendars, books, records, notes, notebooks, manuals, computer disks, diskettes, hard-drives, flash-drives, and any other magnetic and other media materials he has in his possession or under his control which contains confidential or proprietary information of the Company or Mack-Cali.  In the event that following the Effective Date, Marshall first discovers that he still retains any property of the Company or Mack-Cali, he shall promptly return and/or destroy such property in accordance with clauses (a) and (b) above.  The foregoing notwithstanding, Marshall shall be entitled to retain property of the Company or Mack-Cali during the Consulting Period, and to use same for the benefit of the Company and/or Mack-Cali, in each case, to the extent reasonably necessary to perform the Consulting Services; provided, however, that Marshall shall return any such property of the Company or Mack-Cali within ten (10) business days following the final day of the Consulting Period.

8.                                      Consulting Agreement.

(a)                                 Consulting Services.  During the period beginning on November 1, 2018 and ending on March 31, 2019 (the “Consulting Period”), the Company shall engage Marshall as a consultant to perform the consulting services specified in Appendix II hereto (the “Consulting Services”) for the Company and Mack-Cali.  Marshall shall perform the Consulting Services as requested by the Company from time to time, for approximately 10 hours per week, and in no event more than 12 hours in any given week, during each week of the Consulting Period.  Marshall shall perform the Consulting Services at such times and in such manner as reasonably requested by the Company, subject to the terms and conditions set forth herein and in Appendix II.

(b)                              Consulting Fee.  In consideration for Marshall’s performance of the Consulting Services, during the Consulting Period, the Company shall pay to Marshall a monthly consulting fee of $22,500 (the “Consulting Fee”).  The Consulting Fee shall be paid in each instance by no later than the last day of the month for which such Consulting Fee is due.  In the event that the Company terminates Marshall’s consultancy prior to March 31, 2019 for any reason other than for Cause, the Company shall pay to Marshall, within ten (10) business days of the date of such termination of Marshall’s consultancy, as a single lump sum payment, the balance of any Consulting Fees that otherwise would have been paid to him through March 31, 2019 had his consultancy not been terminated.

(c)                                  Expense Reimbursement.  The Company shall reimburse Marshall, no later than ten (10) business days after the submission of proper substantiation by Marshall, and subject to such rules and guidelines as the Company may from time to time adopt with respect to the reimbursement of expenses of consultants (including pre-approval by the Company in writing), for all reasonable expenses actually paid or incurred by Marshall during the Consulting Period in the course of and pursuant to the performance of the Consulting Services.

(d)                                 No Additional Benefits.  Marshall understands and expressly agrees that, except as expressly set forth in this Agreement, the Company and Mack-Cali shall not have any obligation to provide to Marshall, and Marshall shall not be entitled to, any payments or benefits in connection with Marshall’s performance of the Consulting Services.

(e)                                  Status as Independent Contractor.  In all matters relating to the performance of the Consulting Services, Marshall shall be acting as an independent contractor. Neither Marshall, nor any affiliated employees or subcontractors, shall be the agents or employees of the Company, Mack-Cali or any of their respective affiliates under the meaning or application of any federal or state laws, including but not limited to unemployment insurance or worker’s compensation laws.  Marshall shall not enter into any agreement or make any commitment on behalf of, take any other actions binding on, or make any representations or other statements on behalf of, the Company, Mack-Cali or any of their respective affiliates, in each case, except as authorized in writing by the Company.  Marshall shall be solely responsible for all income, business or other taxes imposed on the recipient and payable as a result of the Consulting Fee or any other payments paid with respect to the performance of the Consulting Services.  The Company shall provide Marshall with a Form 1099, as appropriate.

(f)                                   Confidentiality.  Marshall understands and agrees that, notwithstanding the termination of the Employment Agreement and Marshall’s employment with the Company, Marshall’s obligations pursuant to Section 11 of the Employment Agreement shall continue with respect to any Confidential Information (as defined in the Employment Agreement) that Marshall may obtain during the Consulting Period or in connection with the performance of the Consulting Services.

9.                                      Additional Covenants.

(a)                                 Non-Disparagement by Marshall.  Marshall agrees that he will not in any way disparage the name or reputation of the Company, Mack-Cali or any of the Company Releasees, including, without limitation, by (i) making any derogatory or negative remarks about the Company, Mack-Cali or any of the Company Releasees or (ii) making any remarks about any disputes Marshall has had with the Company, Mack-Cali or the Company Releasees, except (A) as and to the extent may be required by judicial or administrative order or legal process, including if testifying truthfully under oath pursuant to any lawful court order or subpoena, (B) in responding to any request of, or in discussions with, the Board of Directors or its members or designees or (C) as otherwise required by law (“Marshall Required Disclosure”); provided that Marshall shall provide to the Company prior notice of a Marshall Required Disclosure as far in advance as reasonably practicable under the circumstances (unless prohibited by law), so that the Company may intervene, appear or otherwise object to such Marshall Required Disclosure, including by requesting a confidential hearing or confidential treatment, at the Company’s sole expense.

(b)                                 Non-Disparagement by the Company.  Each of the Company and Mack-Cali agrees that they shall instruct their respective senior executive officers and directors not to disparage Marshall, his performance or his business reputation, including, without limitation, by (i) making any derogatory or negative remarks about the Marshall or (ii) making any remarks about any disputes Marshall has had with the Company, Mack-Cali or the Company Releasees, except (A) as and to the extent may be required by judicial or administrative order or legal process, including if testifying truthfully under oath pursuant to any lawful court order or subpoena, or (B) as otherwise required by law or any applicable regulations or stock exchange rules (“Company Required Disclosure”).  The Company and Mack-Cali further agree not to communicate with, give interviews or provide statements to any member of the media, including, without limitation, any print, broadcast or electronic media, concerning any aspect of Marshall’s employment or experiences with the Company (including the cessation of Marshall’s employment), or otherwise issue any public statements or press releases regarding Marshall’s separation from the Company, unless approved by Marshall in writing in advance of publication or issuance, except in connection with Company Required Disclosure.

(c)                                  Acknowledgements.  The parties hereby acknowledge and agree that (i) their respective obligations to comply with the restrictions set forth in this Section 9 shall be independent of any obligation owed to the other party (whether under this Agreement or otherwise); (ii) no claim by one party against the other party (whether under this Agreement or otherwise) shall constitute a defense to the enforcement by such other party of the restrictions set forth in this Section 9, and (iii) the restrictions imposed under this Section 9 are reasonably necessary for the protection of the parties and their respective goodwill, business reputations, confidential information and other legitimate business interests, and do not impose a greater restraint than necessary to provide such protection.  The Company hereby acknowledges and agrees that nothing in this Agreement is intended to alter the Company’s existing policies and procedures regarding employee reporting of potential violations of law or is intended to or should be construed to prevent or impede Marshall from voluntarily communicating with any governmental agencies (including, without limitation, the Securities and Exchange Commission) regarding possible violations of law, or to limit Marshall’s ability to seek or accept a financial award for providing information to any governmental agency.  Each of the parties hereby acknowledges and represents that, as of the date of this Agreement, such party is not aware of any statements or actions by any other party which would constitute disparagement under this Section 9.

10.                               Section 409A.  The parties hereby agree that the amounts and benefit payable hereunder are either exempt from or compliant with Section 409A of the Code and the Treasury Regulations and other guidance promulgated thereunder (“Section 409A”), and that the parties shall not, and shall cause their affiliates, successors and assigns not to, take any position inconsistent with such agreement for any reporting purposes, whether internal or external.  This Agreement will be construed and administered to preserve the exemption from Section 409A, and the guidance thereunder of payments that qualify as short-term deferrals pursuant to Treas. Reg. §1.409A-1(b)(4) in respect of the payments provided for under Section 2 and Section 3. Notwithstanding anything in this Agreement to the contrary, any payments or benefits due hereunder that constitute non-exempt “deferred compensation” (as defined in Section 409A) that are otherwise payable by reason of Marshall’s termination of service will not be paid or provided to Marshall until Marshall has undergone a “separation from service” (as defined in Section 409A).  If, and only if, Marshall is a “specified employee” (as defined in Section 409A) and a payment or benefit provided for in this Agreement would be subject to additional tax under Section 409A if such payment or benefit is paid within six (6) months after Marshall’s separation from service, then such payment or benefit shall not be paid (or commence) during the six-month period immediately following Marshall’s separation from service, except as provided in the immediately following sentence.  In such an event, any payment or benefits that otherwise would have been made or provided during such six-month period and that would have incurred such additional tax under Section 409A shall instead be paid to Marshall in a lump-sum cash payment on the date that is six (6) months after Marshall’s separation from service or, if earlier, within five (5) days following the date of Marshall’s death.  Marshall’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.  If Marshall is entitled to any reimbursement of expenses or in-kind benefits that are includable in Marshall’s federal gross taxable income, the amount of such expenses reimbursable or in-kind benefits provided in any one calendar year shall not affect the expenses eligible for reimbursement or the in-kind benefits to be provided in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. Marshall’s right to reimbursement of expenses or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

11.                               Miscellaneous Provisions.

(a)                                 Effective Date.  This Agreement shall become effective (the “Effective Date”) upon the expiration of the revocation period specified in Section 11(i)(v), provided this Agreement has not previously been revoked in whole or in part.

(b)                                 Governing Law; Jurisdiction.  This Agreement and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and shall be governed by, the laws of the State of New Jersey, without regard to principles of conflict of laws. The parties hereby consent to the exclusive jurisdiction of the state and federal courts of New Jersey for the resolution of any disputes regarding the terms and subject matter of this Agreement.

(c)                                  Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

(d)                                 Entire Agreement.  Except as otherwise specifically provided in this Agreement, this Agreement constitutes and contains the entire agreement and understanding between Marshall and the Company concerning the subject matters addressed herein and supersedes and replaces all prior negotiations and all agreements, proposed or otherwise, whether written or oral, concerning the subject matter hereof (including, without limitation, the Employment Agreement and the Award Agreements).

(e)                                  Severability.  If any provision of this Agreement is held invalid, such invalidation shall not affect other provisions of this Agreement and, to this end, the provisions of this Agreement are declared to be severable; provided, however, that if, pursuant to any action brought by Marshall, the release set forth in Section 6(a) or any part thereof is declared or adjudged invalid or unenforceable for any reason and, as a result, a claim covered by and released in Section 6(a) (had Section 6(a) or part thereof not been declared or adjudged invalid or unenforceable) is brought by Marshall against the Company, Mack-Cali or any of the Company Releasees, the entire Agreement shall be a nullity and all consideration provided in Section 3 of this Agreement shall be repaid by Marshall to the Company.

(f)                                   Amendments.  This Agreement cannot be amended or modified except in writing signed by each of the parties hereto.

(g)                                  Cooperation in Drafting.  Each party has cooperated in the drafting and preparation of this Agreement.  Hence, in any construction or interpretation of this Agreement or any provision thereof, the same shall not be construed against any party on the basis that such party was the drafter.

(h)                                 No Mitigation; No Offset.  Marshall shall be under no obligation to seek other employment and there shall be no offset against amounts due to Marshall under this Agreement on account of any compensation attributable to any subsequent employment that he may obtain.

(i)                                     Acknowledgments.  Marshall hereby acknowledges as follows:

(i)                                     he has been advised to consult with an attorney before signing this Agreement;

(ii)                                  he has obtained independent legal advice from an attorney of his choice with respect to this Agreement;

(iii)                               he freely, voluntarily and knowingly entered into this Agreement after due consideration;

(iv)                              he has had a minimum of twenty-one (21) days to review and consider this Agreement;

(v)                                 he has a right to revoke this Agreement by notifying Gary Wagner, General Counsel and Secretary, at Mack-Cali Realty Corporation, Harborside 3, 210 Hudson Street, Suite 400, Jersey City, NJ 07311, in writing, no later than November 7, 2018; and

(vi)                              in exchange for his waivers, releases and commitments set forth herein, including his waiver and release of all claims arising under the Age Discrimination in Employment Act, the payments, benefits and other considerations that he is entitled to receive pursuant to this Agreement exceed any payment, benefit or other thing of value to which he would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein.

(j)                                    Assignment; Successors and Assigns.  Marshall hereby agrees that he may not, directly or indirectly sell or otherwise assign any of his rights, benefits or obligations under this Agreement and that any attempt to do so shall be null and void.  Marshall further covenants and agrees that he has not assigned or otherwise transferred any claim released in this Agreement, in whole or party, to any person or entity.  This Agreement and the Release shall inure to the benefit of and shall be binding upon the Company, Mack-Cali and/or the Company Releasees and all their respective successors and assigns, and any entity with which they may merge or consolidate or to which they may sell all or substantially all their or its assets.

(k)                                 Attorneys’ Fees.  In any suit or action brought by any party hereto to enforce its rights under or with respect to this Agreement, the prevailing party shall be entitled to recover from the other party all fees, costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the prevailing party in connection with such suit or action.

(l)                                     Counterparts.  This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.  Photographic and facsimiled copies of such signed counterparts may be used in lieu of the originals for any purpose.

(m)                             Section Headings.  The section or other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any provisions of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed as of the date first above written.

Marshall:

/s/ Robert Andrew Marshall
Robert Andrew Marshall

Company:

ROSELAND RESIDENTIAL TRUST

By:	/s/ Gary T. Wagner
Name: Gary T. Wagner
Title: General Counsel

Mack-Cali (solely for purposes of Sections 3 and 9 hereof):

By:	/s/ Gary T. Wagner
Name: Gary T. Wagner
Title: General Counsel

Appendix I

RESTRICTED LOCATIONS

Hudson County, New Jersey

Morris County, New Jersey

Short Hills, New Jersey

Roseland, New Jersey

East Boston, Massachusetts

Revere, Massachusetts

Malden, Massachusetts

Worcester, Massachusetts

Bala Cynwyd, Pennsylvania

Conshohocken, Pennsylvania

Appendix II

CONSULTING SERVICES

During the Consulting Period, and subject to the temporal limitations set forth in the Agreement, Marshall shall provide the following services, as may be reasonably requested by the Company from time to time, to the Company and Mack-Cali:

1.                                      assist the Company and Mack-Cali in transitioning leadership of the Company’s residential property development functions to members of senior management of the Company or Mack-Cali;

2.                                      respond to inquiries from and provide information to the Chief Executive Officer of Mack-Cali, the Chairman of the Company or any other executive officers of the Company with respect to matters in which Marshall was personally involved during the term of his employment;

3.                                      implement or participate in operational changes, as directed by the Chief Executive Officer of Mack-Cali or the Chairman of the Company;

4.                                      assist the Company, Mack-Cali and their respective affiliates, agents, accountants and attorneys in any internal investigations, administrative, regulatory or judicial investigations or proceedings or disputes with third parties; and

5.                                      perform such other duties with respect to matters in which Marshall was personally involved during the term of his employment, if and solely to the extent that such duties cannot be performed by an employee of the Company.

The foregoing notwithstanding, during the Consultancy Period, Marshall shall not be required to come into the offices of the Company or Mack-Cali, or otherwise physically appear at any locations, in order to perform the Consulting Services, all of which may be provided, as appropriate, by telephone, e-mail or other means of remote communication.

Exhibit A

RELEASE

Reference is made to that certain Separation and Consulting Agreement, dated as of October 31, 2018 (the “Agreement”), by and among Robert Andrew Marshall, an individual residing at 108 Washington Avenue, Chatham New Jersey, 07928 (“Marshall”), Roseland Residential Trust, a Maryland business trust (the “Company”), with offices in care of Mack-Cali Realty Corporation, a Maryland corporation, at Harborside 3, 210 Hudson Street, Suite 400, Jersey City, New Jersey 07311, and, solely for purposes of Sections 3 and 9 hereof, Mack-Cali Realty Corporation, a Maryland corporation (“Mack-Cali”), at Harborside 3, 210 Hudson Street, Suite 400, Jersey City, New Jersey 07311.  Capitalized terms used in this Release and not defined herein shall have the meaning assigned to them in the Agreement.

In further consideration of the covenants undertaken pursuant to the Agreement, including, without limitation, the payments and benefits described in the Agreement, Marshall hereby waives, releases and forever discharges the Company, Mack-Cali and any of their respective predecessors, parents, subsidiaries, affiliates, and related companies, and all of their respective past and present employees, directors, officers, members, attorneys, representatives, insurers, agents, shareholders, successors, and assigns (individually and collectively, the “Company Releasees”), from and with respect to any and all legally waivable claims, liabilities, obligations, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, or pursuant to federal, state, or local statute, regulation, ordinance or common law, whether Marshall now has, or ever had, based upon or arising from any fact or set of facts, whether known or unknown to Marshall, from the beginning of time until the Termination Date.  Without limiting the generality of the foregoing, this waiver, release and discharge includes any claim or right asserted or which could have been asserted by Marshall against the Company, Mack-Cali and/or any of the Company Releasees based upon or arising under any federal, state or local tort, fair employment practices, equal opportunity, or wage and hour laws, including, but not limited to, the common law of the State of New York and the State of New Jersey, Title VII of the Civil Rights Act of 1964, the New York State Human Rights Law, the New York City Human Rights Law, the Americans with Disabilities Act, the Age Discrimination in Employment Act, 42 U.S.C. Section 1981, the Older Workers Benefit Protection Act, the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, the New York Labor Law, the New Jersey Law Against Discrimination, the New Jersey Wage and Hour Law, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act, and the Employee Retirement Income Security Act of 1974, including all amendments thereto.

Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by Marshall of: (i) any claim or right that may first arise after the Termination Date; (ii) any claim or right Marshall may have under the Agreement; (iii) any claim or right Marshall may have in connection with the performance of the Consulting Services; (iv) Marshall’s right to receive benefits under Mack-Cali’s 401(k), employee benefit plans or pensions plans, if any, that either (A) have accrued or vested prior to the Termination Date or (B) are intended, under the terms of such plans, to survive Marshall’s separation from the Company; (v) any benefits that are due or may be due to Marshall under any health, dental, vision, medical, flex and welfare plan of Mack-Cali in which Marshall was a participant on or prior to the Termination Date; or (vi) any claim or right that Marshall may have under Section 15(g) of the Employment Agreement or to indemnification, advancement, defense, or reimbursement pursuant to any applicable directors’ and officers’ liability insurance policies or any similar insurance policies, the Bylaws, or applicable law.

Nothing in this Release or in the Agreement is intended to alter the Company’s existing policies and procedures regarding employee reporting of potential violations of law or is intended to or should be construed to prevent or impede Marshall from voluntarily communicating with any governmental agencies (including, without limitation, the Securities and Exchange Commission) regarding possible violations of law, or to limit Marshall’s ability to seek or accept a financial award for providing information to any governmental agency.

Marshall acknowledges that he has a right by written notice to the Company delivered to Gary Wagner, General Counsel and Secretary, at Mack-Cali Realty Corporation, Harborside 3, 210 Hudson Street, Suite 400, Jersey City, New Jersey 07311, to revoke this Release within seven (7) days after delivery thereof, which revocation shall result in the consequences set forth in the Agreement, including, without limitation, Section 5(a) thereof.

Dated:	October 31, 2018	/s/ Robert Andrew Marshall
Robert Andrew Marshall

Exhibit B

SUPPLEMENTAL RELEASE

Reference is made to that certain Separation and Consulting Agreement, dated as of October 31, 2018 (the “Agreement”), by and among Robert Andrew Marshall, an individual residing at 108 Washington Avenue, Chatham New Jersey, 07928 (“Marshall”), Roseland Residential Trust, a Maryland business trust (the “Company”), with offices in care of Mack-Cali Realty Corporation, a Maryland corporation, at Harborside 3, 210 Hudson Street, Suite 400, Jersey City, New Jersey 07311, and, solely for purposes of Sections 3 and 9 hereof, Mack-Cali Realty Corporation, a Maryland corporation (“Mack-Cali”), at Harborside 3, 210 Hudson Street, Suite 400, Jersey City, New Jersey 07311.  Capitalized terms used in this Supplemental Release and not defined herein shall have the meaning assigned to them in the Agreement.

In further consideration of the covenants undertaken pursuant to the Agreement, including, without limitation, the payments and benefits described in the Agreement, Marshall hereby waives, releases and forever discharges the Company, Mack-Cali and any of their respective predecessors, parents, subsidiaries, affiliates, and related companies, and all of their respective past and present employees, directors, officers, members, attorneys, representatives, insurers, agents, shareholders, successors, and assigns (individually and collectively, the “Company Releasees”), from and with respect to any and all legally waivable claims, liabilities, obligations, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, or pursuant to federal, state, or local statute, regulation, ordinance or common law, whether Marshall now has, or ever had, based upon or arising from any fact or set of facts, whether known or unknown to Marshall, from the beginning of time until March 31, 2019 (the “Supplemental Release Date”).  Without limiting the generality of the foregoing, this waiver, release and discharge includes any claim or right asserted or which could have been asserted by Marshall against the Company, Mack-Cali and/or any of the Company Releasees based upon or arising under any federal, state or local tort, fair employment practices, equal opportunity, or wage and hour laws, including, but not limited to, the common law of the State of New York and the State of New Jersey, Title VII of the Civil Rights Act of 1964, the New York State Human Rights Law, the New York City Human Rights Law, the Americans with Disabilities Act, the Age Discrimination in Employment Act, 42 U.S.C. Section 1981, the Older Workers Benefit Protection Act, the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, the New York Labor Law, the New Jersey Law Against Discrimination, the New Jersey Wage and Hour Law, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act, and the Employee Retirement Income Security Act of 1974, including all amendments thereto.

Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by Marshall of: (i) any claim or right that may first arise after the Supplemental Release Date; (ii) any claim or right Marshall may have under the Agreement; (iii) Marshall’s right to receive benefits under Mack-Cali’s 401(k), employee benefit plans or pensions plans, if any, that either (A) have accrued or vested prior to the Supplemental Release Date or (B) are intended, under the terms of such plans, to survive Marshall’s separation from the Company; (iv) any benefits that are due or may be due to Marshall under any health, dental, vision, medical, flex and welfare plan of Mack-Cali in which Marshall was a participant on or prior to the Supplemental Release Date; or (v) any claim or right that Marshall may have under Section 15(g) of the Employment Agreement or to indemnification, advancement, defense, or reimbursement pursuant to any applicable directors’ and officers’ liability insurance policies or any similar insurance policies, the Bylaws, or applicable law.

Nothing in this Supplemental Release or in the Agreement is intended to alter the Company’s existing policies and procedures regarding employee reporting of potential violations of law or is intended to or should be construed to prevent or impede Marshall from voluntarily communicating with any governmental agencies (including, without limitation, the Securities and Exchange Commission) regarding possible violations of law, or to limit Marshall’s ability to seek or accept a financial award for providing information to any governmental agency.

Marshall acknowledges that he has a right by written notice to the Company delivered to Gary Wagner, General Counsel and Secretary, at Mack-Cali Realty Corporation, Harborside 3, 210 Hudson Street, Suite 400, Jersey City, New Jersey 07311, to revoke this Supplemental Release within seven (7) days after delivery thereof, which revocation shall result in the consequences set forth in the Agreement, including, without limitation, Section 5(b) thereof.

Dated:
Robert Andrew Marshall